Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 of Superior Well Services, Inc. for the registration of 2,700,000 shares of common stock representing interests of the 2005 Stock Incentive Plan, of our independent auditors’ report dated May 4, 2005 on the Superior Well Services, Inc. balance sheet as of May 4, 2005 and our report dated March 29, 2005 on the Superior Well Services, Ltd. and Bradford Resources, Ltd. combined financial statements as of December 31, 2004 and 2003 and for the years ended December 31, 2004, 2003 and 2002, included in the prospectus as filed by Superior Well Services, Inc. with the Securities and Exchange Commission (File No. 333-124674) pursuant to Rule 424(b)(4) of the Securities Act of 1933 on July 28, 2005.

/s/ Schneider Downs & Co., Inc
Pittsburgh, Pennsylvania
December 21, 2005